News Release

Milacron Common Stock to Move to OTC Trading

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Company Focuses on Building Long-Term Shareholder Value

CINCINNATI, OHIO, May 20, 2008...Milacron Inc. (NYSE: MZ), a leading global supplier of plastics-processing technologies and industrial fluids, announced today that its common stock will be quoted on over-the-counter markets beginning Tuesday, May 27. The company expects its stock to continue to be actively traded in one of the premium tiers of the Pink Sheets and is taking appropriate steps to be quoted on the OTC Bulletin Board as well. The move from the New York Stock Exchange to OTC markets is due to the company’s currently low market capitalization.

“As we emphasized at our annual meeting of shareholders earlier this month, our focus is on building long-term shareholder value,” said Ronald D. Brown, Milacron chairman, president and chief executive officer. “We continue to improve our operating results and dedicate resources to developing new products, expanding in emerging growth markets and reducing our fixed cost structure in North America and Western Europe. We fully expect these investments to continue to build shareholder value in the long run.”

The forward-looking statements above by their nature involve risks and uncertainties that could significantly impact operations, markets, products and expected results. For further information please refer to the Cautionary Statement included in the company’s most recent Form 10-Q on file with the Securities and Exchange Commission.

First incorporated in 1884, Milacron is a leading global supplier of plastics-processing technologies and industrial fluids, with major manufacturing facilities in North America, Europe and Asia. For further information, visit www.milacron.com or call Milacron’s toll-free investor line: (800) 909-6452.

Contact: Al Beaupré (513) 487-5918 albert.beaupre@milacron.com

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